Exhibit 1.3

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

HONDA MOTOR CO., LTD.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1. (Purpose)

These Regulations shall govern the matters concerning the Board of Directors of the Company under Article 24 of its Articles of Incorporation.

Article 2. (Composition)

The Board of Directors shall be composed of all of the Directors of the Company. Corporate Auditors shall attend meetings of the Board of Directors.

Article 3. (Timing of Convocation of Meetings of the Board of Directors)

Ordinary meetings of the Board of Directors shall be convened in January, February, April, May, June, July and October and an extraordinary meeting of the Board of Directors shall be convened whenever necessary.

Article 4. (Persons Entitled to Convene Meetings of the Board of Directors and the Chairman)

The Chairman of the Board of Directors or the President and Director shall, as resolved at a meeting of the Board of Directors in advance, convene a meeting of the Board of Directors and act as chairman thereat. If both the Chairman of the Board of Directors and the President and Director are prevented from so doing, one of the other Directors shall take his or her place in the order established in advance by the Board of Directors. Provided, however, that in the case that laws and regulations provide otherwise, one of the other Directors or Corporate Auditors shall convene a meeting of the Board of Directors.

Article 5. (Notice of Convocation)

1. A notice of convocation of meetings of the Board of Directors shall be dispatched to each Director and to each Corporate Auditor at least three (3) days before the date of the meeting.

2. If the unanimous consent of all of the Directors and Corporate Auditors is obtained, a meeting of the Board of Directors may be held without following the procedures for convocation.

Article 6. (Method of Resolutions)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a majority of the Directors present, who must constitute a majority of the Directors.

2. The Director who has special interests in any of the matters for resolution may not participate in the resolution as prescribed in the preceding paragraph on such matters.

3. Any Director who may not participate in a resolution under the provision of the preceding paragraph will not be counted in the number of Directors mentioned in paragraph 1 of this article.

4. If the requirements set out in Article 370 of the Company Law are satisfied, those matters that are the object of the resolution shall be deemed to have been resolved by the Board of Director.

Article 7. (Opinions of the Corporate Auditors)

The Corporate Auditors shall state their opinions when deemed necessary at a meeting of the Board of Directors.

Article 8. (Matters to be Resolved)

The matters to be resolved by the Board of Directors are as follows:

(1)	Convocation of a general meeting of the Shareholders and determination of objectives thereof and matters to be submitted thereto;

(2)	Election and discharge of Representative Directors and Directors with Executive Power;

(3)	Approval of transactions between the Company and a Director, conflict of interest transactions and transactions by a Director competing with the Company’s business;

(4)	Issue of new shares and bonds;

(5)	Approval for deliberation of financial reports and business reports, and schedules attached thereto;

(6)	Determination of payment of dividends of surplus;

(7)	Establishment, relocation and abolition of branch offices and other important organizations;

(8)	Appointment and dismissal of managers and other important employees;

(9)	Disposition and acquisition of important assets;

(10)	Borrowings of a substantial amounts;

(11)	Approval of basic policy for establishment of internal governance systems; and

(12)	Other matters prescribed by laws and regulations or in the Articles of Incorporation.

Article 9. (Matters to be Reported)

1. Directors shall report to the Board of Directors without delay in the case that any of the matters set forth below occurs:

(1)	When a transaction between the Company and a Director, a conflict of interest transaction or a transaction by a Director competing with the Company’s business is made;

(2)	When a Director becomes an unlimited-liability partner, director, corporate auditor or manager of another company; and

(3)	When Article 331, Paragraph 1 of the Company Law is applicable.

2. The Representative Director shall report to the Board of Directors on the state of business execution at least once in every three (3) months.

3. If a Director notifies all of the Directors and Corporate Auditors of matters that should be reported to the Board of Directors, those matters shall not be required to be reported to the Board of Directors.

4. The provision of the preceding paragraph does not apply to reports set out in paragraph 2 of this article.

Article 10. (Minutes)

The substance of the proceedings of the meeting of the Board of Directors, the results thereof, and any matter required under laws and ordinances shall be recorded in minutes, to which the Directors and the Corporate Auditors present thereat shall affix their names and seals.

Article 11. (Consultation)

The Senior Adviser, Executive Adviser, Special Adviser and Standing Adviser shall advise the Board of Directors and Representative Directors.

Article 12. (Amendment)

Any amendment of these Regulations require a resolution of the Board of Directors.

Supplementary Provision

Came into force on October 1, 1982

Partly amended on April 18, 1983

Partly amended on May 28, 1987

Partly amended on April 27, 2001

Partly amended on June 25, 2002

Partly amended on April 21, 2003

Partly amended on June 24, 2003

Partly amended on June 25, 2004

Partly amended on February 25, 2005

Partly amended on June 23, 2005

Partly amended on June 23, 2006

-End-